Exhibit 99.1

MoSys, Inc. Reports Fourth Quarter and Full Year 2016 Financial Results

SANTA CLARA, Calif., March 29, 2017 (GLOBE NEWSWIRE) -- MoSys, Inc. (NASDAQ:MOSY), a leader in semiconductor solutions that enable fast, intelligent data access for Cloud, network, and communications systems, today reported financial results for the fourth quarter and fiscal year ended December 31, 2016.

Fourth Quarter and Full Year 2016 Financial Results
Total net revenue for the fourth quarter of 2016 was $1.4 million, compared with $1.6 million in the previous quarter, and $1.6 million in the fourth quarter of 2015. Total net revenue for the full year 2016 was $6.0 million, compared with $4.4 million for 2015.

Product revenue in the fourth quarter was $1.0 million, compared with $1.2 million in the third quarter of 2016, and $1.1 million in the year ago period. Product revenue for the full year 2016 was $4.6 million, compared with $2.4 million in 2015.

Gross margin for the fourth quarter of 2016 was 57 percent, compared with 58 percent in the third quarter of 2016 and 45 percent for the fourth quarter of 2015.

Total operating expenses on a GAAP basis for the fourth quarter of 2016 were $15.1 million, which included a non-cash charge for goodwill impairment of $9.9 million, as well as stock-based compensation and intangible asset amortization expenses of $0.4 million, and compared with $5.4 million in the third quarter of 2016 and $7.2 million in the year-ago period. The non-cash goodwill impairment charge resulted from an impairment test performed as of December 31, and was primarily due to the decline in the market valuation of the Company. Excluding the goodwill impairment charge, total operating expenses on a GAAP basis for the fourth quarter of 2016 were $5.2 million.

In February 2017, the Company effected a 1-for-10 reverse stock split of its common stock.  All share and per share amounts in this press release have been retroactively adjusted to reflect the reverse stock split for all current and prior periods.

GAAP net loss for the fourth quarter of 2016 was $14.5 million, or ($2.18) per share, compared with a net loss of $4.7 million, or ($0.71) per share, in the previous quarter and a net loss of $6.5 million, or ($0.99) per share, for the fourth quarter of 2015. Non-GAAP net loss for the fourth quarter of 2016 was $4.2 million, or ($0.64) per share, which excludes the goodwill impairment charge, intangible asset amortization and stock-based compensation expenses. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Net loss for the full year 2016 was $32.0 million, or ($4.86) per share, compared with a loss of $31.5 million, or ($5.04) per share, in 2015. Excluding goodwill impairment and restructuring charges, stock-based compensation and amortization of intangible assets expenses, non-GAAP net loss for 2016 was $19.2 million or ($2.92) per share.

Management Commentary
“Fourth quarter revenue primarily reflected continued shipments of Bandwidth Engine® 2, including increased orders for early production units from our lead IP security appliance customer,” commented Len Perham, president and CEO of MoSys. “While our product revenue increased in 2016 over 2015, we did not achieve our full year revised IC revenue guidance due to delays in customer ramps and order cancellations from a lead Programmable Search Engine (PSE) customer in the fourth quarter.  Our initial PSE data-center customer chose not to continue to adapt our PSE and associated internal software for use in its next-generation product, and, instead, opted for an alternative solution. While we ended the year with a solid pipeline of design wins for our products, the pace at which we added incremental wins was lower due to a combination of market dynamics and customer concerns about the Company’s financial viability. However, we recently won our first Bandwidth Engine 3 design win and initial pre-production order with a leading networking equipment supplier in China.  For this design win, our Bandwidth Engine 3 device is configured to support Mellanox’s Indigo NPS-400 network processor.

“Overall, we have experienced slowness in new equipment ramps by our various network infrastructure-based design-win customers. In addition, the cycles of improvements and performance upgrades being undertaken by networking infrastructure suppliers have taken longer to get started and are less predictable to forecast. These factors are likely due to the increased focus on the data center and Cloud applications, the emergence of new initiatives, such as software defined networking (SDN) and network function virtualization (NFV), and the ever-increasing use of white box equipment by traditional networking customers. These market dynamics, combined with the fact that MoSys’ customer base includes a limited number of the tier-one players in the networking infrastructure space, have made the situation very difficult for MoSys given its size and capitalization.

“In response, we are realigning our resources to focus on key, near-term opportunities and evaluate strategic alternatives.  We brought a number of new products to market in 2016, and we will continue to focus on selling these products into the marketplace, as we slow the pace of new product development.  We plan to initiate cost-reduction programs and limit further expenditures, until such time that our existing Bandwidth Engine design-win base ramps.

“We remain committed to meeting all existing and expected customer demand for our products and will focus on production capability to ensure no disruption to customers for the foreseeable future. We have production forecasts and backlog for 2017 from our lead networking and IP security customers. The combination of shipments to date in 2017 and customer forecasts and backlog for the remainder of 2017 already exceed our total 2016 IC revenue, and we expect to generate higher revenue in 2017 as compared with 2016.”

Financial Results Conference Call
The Company will not be hosting a conference call or webcast in conjunction with today’s release of its fourth quarter and full year 2016 results.

Use of Non-GAAP Financial Measures
To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of non-cash goodwill impairment, restructuring, stock-based compensation and intangible asset amortization charges. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys’ management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated March 29, 2017 that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release may contain forward-looking statements about the Company, including, without limitation, anticipated benefits and performance expected from its IC products and the Company’s future markets and future business prospects. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  a lack of working capital to fund continued product development and growth;
  achieving additional IC design wins;
  commencing volume shipments of Bandwidth Engine ICs;
  the timing of customer orders and product shipments;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving necessary acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations;
  a lack of working capital to fund continued product development and growth;
  achieving additional IC design wins;
  commencing volume shipments of Bandwidth Engine ICs;
  the timing of customer orders and product shipments;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving necessary acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations; and other risks identified in the company’s most recent report on Form 10-K filed with the Securities and other risks identified in the company’s most recent report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future. There can be no assurance that MoSys’ review of strategic alternatives will result in any specific action.

About MoSys, Inc.
MoSys, Inc. (NASDAQ:MOSY) is a fabless semiconductor company enabling leading equipment manufacturers of Cloud, networking, communications, and data center systems to address the continual increase in Internet users, data and services. The company's solutions deliver data path connectivity, speed and intelligence while eliminating data access bottlenecks on line cards and systems scaling from 100G to multi-terabits per second. Engineered and built for high-reliability carrier and enterprise applications, MoSys' Bandwidth Engine®, Programmable Search Engine, and LineSpeed™ IC product families are based on the company's patented high-performance, high-density intelligent access and high-speed serial interface technology, and utilize the company's highly efficient GigaChip® Interface. MoSys is headquartered in Santa Clara, California. More information is available at www.mosys.com.

Bandwidth Engine, GigaChip and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. LineSpeed and the MoSys logo are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

(Financial Tables to Follow)

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2016	2015	2016	2015

Net Revenue
Product		$992	$1,112	$4,604	$2,400
Royalty and other		375	486	1,420	1,990
	Total net revenue	1,367	1,598	6,024	4,390

Cost of Net Revenue		591	881	3,075	2,474

Gross Profit		776	717	2,949	1,916

Operating Expenses
Research and development		4,043	5,633	18,086	27,108
Selling, general and administrative		1,150	1,588	5,693	6,299
Restructuring and impairment charges		9,858	-	10,534	-
	Total operating expenses	15,051	7,221	34,313	33,407

Loss from operations		(14,275)	(6,504)	(31,364)	(31,491)

Other income (expense), net		(218)	23	(639)	94
	Loss before income taxes	(14,493)	(6,481)	(32,003)	(31,397)

Income tax provision (benefit)		(15)	26	45	86

Net Loss		$(14,478)	$(6,507)	$(32,048)	$(31,483)

Net loss per share
Basic and diluted		$(2.18)	$(0.99)	$(4.86)	$(5.04)

Shares used in computing net loss per share
Basic and diluted		6,630	6,549	6,601	6,249

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

		December 31,	December 31,
		2016	2015

Assets
Current assets:
	Cash, cash equivalents and investments	$9,768	$20,238
	Accounts receivable, net	559	729
	Inventories	1,451	1,597
	Prepaid expenses and other	473	701
	Total current assets	12,251	23,265

Property and equipment, net		1,274	1,630
Goodwill		13,276	23,134
Other		344	663
	Total assets	$27,145	$48,692

Liabilities and Stockholders’ Equity
Current liabilities:
	Accounts payable	$561	$940
	Accrued expenses and other	2,773	2,664
	Total current liabilities	3,334	3,604

Notes payable		8,250	-
Other		233	247
	Total liabilities	11,817	3,851

Stockholders' equity		15,328	44,841

	Total liabilities and stockholders’ equity	$27,145	$48,692

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2016	2015	2016	2015

GAAP net loss		$(14,478)	$(6,507)	$(32,048)	$(31,483)
	Stock-based compensation expense
-	Research and development	318	582	1,597	2,733
-	Selling, general and administrative	42	203	558	916
	Total stock-based compensation expense	360	785	2,155	3,649

	Restructuring and impairment charges	9,858	-	10,534	-
	Amortization of intangible assets	28	28	110	321

Non-GAAP net loss		$(4,232)	$(5,694)	$(19,249)	$(27,513)

GAAP net loss per share		$(2.18)	$(0.99)	$(4.86)	$(5.04)
	Reconciling items
-	Stock-based compensation expense	0.05	0.12	0.32	0.59
-	Restructuring and impairment charges	1.49	-	1.60	-
-	Amortization of intangible assets	-	-	0.02	0.05

Non-GAAP net loss per share: basic and diluted		$(0.64)	$(0.87)	$(2.92)	$(4.40)

Shares used in computing non-GAAP net loss per share
	Basic and diluted	6,630	6,549	6,601	6,249

Contacts:
Jim Sullivan, CFO
MoSys, Inc.
+1 (408) 418-7500
jsullivan@mosys.com

Beverly Twing, Sr. Acct. Manager
Shelton Group, Investor Relations
+1 (214) 272-0089
btwing@sheltongroup.com